Exhibit 99.1

Gemphire Therapeutics Announces Stockholder Approval of Proposals Required for Merger with NeuroBo Pharmaceuticals

Ann Arbor, Mich., December 6, 2019 -- Gemphire Therapeutics Inc. (NASDAQ:GEMP) announced today that, based upon the final vote count certified by the independent inspector of elections for the annual meeting of stockholders held December 6, 2019, its stockholders approved all of the merger-related proposals, including: (i) the issuance of Gemphire common stock pursuant to the Agreement and Plan of Merger and Reorganization, dated July 24, 2019, by and among Gemphire, GR Merger Sub Inc. and NeuroBo Pharmaceuticals, Inc. and the change of control of Gemphire resulting from the merger, (ii) a reverse stock split of Gemphire common stock, at a ratio of one new share for every 15 to 25 shares outstanding and (iii) changing the name of Gemphire from “Gemphire Therapeutics Inc.” to “NeuroBo Pharmaceuticals, Inc.”

“We thank our stockholders for strongly supporting this transaction with NeuroBo,” commented Steven Gullans, President and CEO of Gemphire.  “NeuroBo’s President and CEO, John L. Brooks, III, is an outstanding leader who will guide the combined company forward with an exciting pipeline of therapeutic candidates.”

As previously announced, the Boards of Directors of both Gemphire and NeuroBo unanimously approved the merger, which is expected to be consummated in mid-December 2019. In connection with the closing of the transaction, Gemphire will change its name to NeuroBo Pharmaceuticals, Inc. and the Company’s shares are expected to commence trading on The Nasdaq Capital Market under the symbol “NRBO”.

Forward-Looking Statements

Statements contained in this press release regarding matters that are not historical facts are “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995. Such statements include, but are not limited to, statements concerning the structure, timing and completion of our proposed merger with NeuroBo, and NeuroBo’s future operations, financial position and revenue. The parties may not actually achieve the proposed merger or otherwise carry out the intentions or meet the expectations or projections disclosed in our forward-looking statements, and you should not place undue reliance on these forward-looking statements. Because such statements are subject to risks and uncertainties, actual results may differ materially from those expressed or implied by such forward-looking statements. These forward-looking statements are based upon Gemphire and NeuroBo’s current expectations and involve assumptions that may never materialize or may prove to be incorrect. Actual results and the timing of events could differ materially from those anticipated in such forward-looking statements as a result of various risks and uncertainties, which include, without limitation, risks and uncertainties associated with the ability to consummate the proposed merger. Risks and uncertainties facing Gemphire and NeuroBo are described more fully in Gemphire’s periodic reports and the Form S-4 registration statement filed with the Securities and Exchange Commission. All forward-looking statements contained in this press release speak only as of the date on which they were made. Gemphire undertakes no obligation to update such statements to reflect events that occur or circumstances that exist after the date on which they were made.

Gemphire Contact:

Ashley Robinson

LifeSci Advisors LLC

(617) 535-7742

NeuroBo Contact:

Nicole Franklin

Racepoint Global

(617) 624-3264

nfranklin@racepointglobal.com